UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 10, 2012

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Calabasas Road, Suite 410, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.07  Submission of Matters to a Vote of Security Holders.

On August 6, 2012, NetSol Technologies, Inc. (the "Company") convened its annual meeting of shareholders.  The following 4 proposals were submitted to a vote of security holders.  Of the total issued and outstanding shares as of May 30, 2012, the record date, 85.64% or 64,270,938 shares voted in this election.  Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1.  Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders.  A total of 31,784,374 shares of common stock cast votes.  The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	% of Total Voted For
Najeeb Ghauri	28,440,764	3,343,610	89.48%
Naeem Ghauri	28,196,706	3,587,668	88.71%
Shahid Burki	28,826,511	2,957,863	90.69%
Eugen Beckert	28,637,420	3,146,954	90.10%
Mark Caton	28,963,526	2,820,848	91.13%

2.  Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2012.  The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
64,270,938	55,599,140	8,149,295	522,503	86.50%

3.  Grant of Authority to the Board of Directors to Effectuate a Reverse Stock Split.

The shareholders approved the grant of authority to the board of directors of the company to amend the articles of incorporation for purposes of effectuating a reverse stock split at their discretion within the range of 1:5 to 1:15.   The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
64,270,938	48,149,871	15,237,016	884,051	74.91%

4. Increase the Authorized Shares of Capital Stock

The shareholders approved the amendment of the Company’s articles of incorporation for purposes of increase the authorized shares of capital stock on a pre-split basis to 150,000,000.  The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
64,270,938	39,305,690	24,509,602	455,646	61.15%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:           August 10, 2012                                   /s/Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:           August 10, 2012                                   /s/ Boo Ali Siddiqui
BOO ALI SIDDIQUI
Chief Financial Officer